Exhibit 99.1

Diamond Foods Provides Update on Pringles Transaction

SAN FRANCISCO, CA, November 1, 2011 – Diamond Foods, Inc. (NASDAQ: DMND) today announced that its previously announced acquisition of the Pringles snack business from The Procter & Gamble Company (“P&G”) is now expected to close in the first half of calendar 2012. Diamond and P&G had previously expected the closing to occur in December of 2011.

Diamond and P&G have revised the expected closing date of the acquisition following the receipt by the Chairman of the Audit Committee of Diamond’s Board of Directors of an external communication regarding Diamond’s accounting for certain crop payments to walnut growers. In response to the communication, Diamond’s Audit Committee decided to perform an investigation of this matter. Management is fully committed to supporting the Audit Committee in this process.

Closing of the Pringles transaction remains subject to customary closing conditions and completion of an exchange offer by P&G. Antitrust approvals required for the transaction have already been obtained.

About Diamond

Diamond Foods is an innovative packaged food company focused on building, acquiring and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. The Company’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information visit our corporate web site: www.diamondfoods.com.

Note regarding forward-looking statements

This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including with respect to the closing of the Pringles transaction. Actual results could differ materially from the forward-looking statements made in this release. Forward-looking statements necessarily depend on assumptions that may be incorrect and are subject to risks and uncertainties. These risks and uncertainties include those resulting

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from the time it takes to complete the investigation and the potential results of the investigation. An extensive list of factors that could also materially affect actual results can be found in the filings that Diamond has made in connection with the proposed Pringles transaction and Diamond’s periodic filings with the Securities and Exchange Commission (“SEC”). They are available publicly and on request from Diamond’s Investor Relations department.

Additional Information

In connection with the proposed transaction between Diamond and P&G, Diamond has filed a registration statement on Form S-4 with the SEC, but this registration statement has not become effective. Investors are urged to read the registration statement and any other relevant documents when they become available because they will contain important information about Diamond, Pringles and the proposed transaction. The registration statement and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. The documents can also be obtained free of charge from Diamond upon written request to Diamond Foods, Inc., Investor Relations, 600 Montgomery Street, San Francisco, California 94111 or by calling (415) 445-7444, or from P&G upon written request to The Procter & Gamble Company, Shareholder Services Department, P.O. Box 5572, Cincinnati, Ohio 45201-5572 or by calling (800) 742-6253.

Contacts:

Investors:	Media:
Linda Segre	Paul Kranhold
SVP, Corporate Strategy	pkranhold@sardverb.com
Diamond Foods	John Christiansen
415-445-7444	jchristiansen@sardverb.com
lsegre@diamondfoods.com	Sard, Verbinnen & Co.
415-618-8750

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